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                                                                     Exhibit 11

                             Cambridge Heart, Inc.
           Computation of Net Loss per Share - Basic and Diluted

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

                                        For the three months ended         For the six months ended
                                                  June 30,                        June 30,
                                            1999          2000                1999          2000
                                        -----------    -----------         ----------    -----------
Net Loss                                $(1,786,752)   $(1,889,467)       $(3,465,354)   $(3,975,490)
                                        ===========    ===========         ==========    ===========
Weighted average shares outstanding:

  a.  Shares attributable to common
      stock outstanding                  11,135,318     14,655,855          11,021,184    14,575,745
                                        ===========    ===========         ===========   ===========
Net loss per share                      $     (0.16)   $     (0.13)         $    (0.31)   $    (0.27)
                                        ===========    ===========         ===========   ===========
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